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                                                                EXHIBIT 10(A)(1)


                            MASTER LICENSE AGREEMENT
                ZERO-EMISSION ENERGY RECYCLING OXIDATION SYSTEM
                                    "ZEROS"

         This Master License Agreement is made at Houston, Texas as of November 15, 1996, by and between M, Ltd., hereinafter referred to in this Agreement as "M, Ltd.," or "Grantor," and ZEROS USA, Inc., hereinafter referred to in this Agreement as "ZEROS" or "Licensee."

         In consideration of the mutual covenants made in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Grantor and Licensee agree as follows:

                                    RECITALS

1.       Legal Status of M, Ltd.

         M, Ltd., is an international business corporation duly organized, validly existing, and in good standing under the laws of the Bahamas, with corporate power to own property and carry on its business as it is now being conducted. M, Ltd., has its principal office and place of business at 43 Elizabeth, Nassau, Bahamas.

2.       Legal Status of Licensee

         Licensee is a business corporation incorporated pursuant to the laws of the State of Texas, with power to own property and carry on business as contemplated by this Agreement. Licensee has its principal office and place of business at 507 North Belt East, Suite 550, Houston, Texas 77060.

3.       Business of M, Ltd.

         3.1. M, Ltd., owns various technologies and has licensed other entities, foreign and domestic, to use and sell said technologies, providing for a royalty, free, open and unlimited access to said technologies.
         3.2. M, Ltd., contracts with parties to develop new technologies and to improve technologies currently owned by M, Ltd., for the benefit of both itself and its licensees.
         3.3. Previous to this transaction, M, Ltd., obtained, inter alia, all of the rights and interests to technology to recycle energy using hazardous and non-hazardous wastes, including toxic wastes.
         3.4. M, Ltd., is interested in the business of permitting other parties to develop new technologies for the benefit of M, Ltd., and developing business opportunities related to recycling energy using hazardous and non-hazardous wastes, including toxic wastes by licensing the operation of energy recycling oxidation systems to others.

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         3.5.    All services are offered in connection with and through the use of various patents, trademarks and trade names and certain related words, letters, and symbols, hereinafter collectively referred to as "proprietary marks;" and in connection with certain designs of signs, buildings, and logos, hereafter collectively referred to as "indicia."

4.       Desire of Licensee

         4.1. Licensee desires the exclusive, international master license for the energy recycling oxidation system, including the use of any extant patents, proprietary marks and indicia.
         4.2. Licensee desires the master license to sell to others operating licenses and energy recycling oxidation systems, including the use of any extant patents, proprietary marks and indicia.
         4.3. Licensee desires to derive the benefits of M, Ltd.'s information, experience, advice, guidance, know-how, and customer goodwill.

                          GRANT, TERM, AND INITIAL FEE

5.       Grant of License

         Grantor grants to Licensee, and Licensee hereby accepts from Grantor the right and license for the term indicated, on the terms and conditions hereinafter set forth:

         5.1. To develop business opportunities related to recycling energy using hazardous and non-hazardous wastes, including toxic wastes.
         5.2. To sell to industrial customers, developed either by Grantor or Licensee, operating licenses and to sell or lease zero-emission energy recycling oxidation systems under terms and conditions approved by Grantor and Licensee.
         5.3. To sell to biomedical customers, developed either by Grantor or Licensee, operating licenses and to sell or lease zero-emission energy recycling oxidation systems under the terms and conditions approved by Grantor and Licensee.
         5.4. To use, in connection with specific contracts to sell said zero-emission energy recycling oxidation licenses and to sell or lease systems, Grantor's proprietary marks, and indicia.
         5.5. To use for marketing purposes, any and all information regarding Grantor's patents, subject to Grantor's approval.

6.       Geographical Area

         The geographical area assigned by Grantor to Licensee is unlimited and shall include any and all territories, foreign and domestic.

7.       Exclusivity of License

         The master license granted herein to the energy recycling system shall be exclusive within the geographical area designated in Paragraph 6, above. Grantor shall have the right to be paid a

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commission by Licensee more fully described in Paragraph 10, below, for any and all other operating licenses or energy recycling system sold by Licensee pursuant to this License Agreement, to any other entity so long as Licensee continues to perform according to the terms of this contract, subject to the provisions of Paragraph 9, hereinbelow.

8.       Term

         The term of this Agreement and of the right and license herein granted shall commence on November 15, 1996, and shall continue perpetually unless terminated in accordance with the terms hereof.

9.       License Fee

         Licensee will concurrently with the execution of this Agreement pay to Grantor, or has agreed to pay to Grantor, upon terms and conditions agreed to by Grantor and Licensee, the sum of $4,000,000.00 as the fee for the right and license herein granted, and the sum of $12,000,000.00 as a royalty payment, for a total sum of $16,000,000.00. The master license fee is due and payable on or before eight years from the date of this agreement. The $12,000,000.00 royalty payment is to paid at the rate of $3,000,000.00 per system for each of the first four equipment systems sold by Licensee to other licensees and as the construction deposit for each equipment system is collected from each of the other licensees. Said fees are in addition to any and all amounts payable to Grantor for implementation of any new technology developed by Grantor for additional measuring instruments, computers, special tools, spare parts, and related transporting equipment, or for any other reason.

10.      Commissions

         Grantor has a right to be paid the following commissions:

         10.1. Five percent of any license fees or permits resulting from cash collected from the sales to third parties originated by Licensee;
         10.2. Five percent of the gross income resulting from cash collected from the sale of energy recycling systems originated by Licensee; and
         10.3. Five percent of the gross income resulting from cash collected from tipping fees.
         10.4. Five percent of the value of any and all by-products produced from the operation of any energy recycling systems originally sold through the Licensee;

for the term indicated in Paragraph 8, above, and for so long as Licensee continues to perform according to the terms of this contract. Said commissions shall be paid by Licensee to Grantor within thirty days after Licensee collects any funds from any other party within Licensee's geographical area. Said commissions shall apply only to those licenses and systems sold through Licensee after the date of this License Agreement indicated above.

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                          PATENTS, PROPRIETARY MARKS,
                     INDICIA, AND CONFIDENTIAL INFORMATION

11.      Validity and Use of Patent

         Licensee hereby acknowledges the validity of Grantor's patents in the United States, Canada, Mexico, and any other country bound by applicable, international agreements, and acknowledges that the same are the sole property of Grantor. Licensee shall use the patents only for so long as the right and license granted herein remain in force, and only in connection with the purpose of developing business opportunities to operate and/or sell energy recycling systems and in the manner and for the purposes specified in this Agreement. Licensee shall not, either during or after the term of this Agreement, do anything, or aid or assist any other party to do anything, which would infringe on, harm, impair, or contest the rights claimed by Grantor, in and to any of the patents.

12.      Validity and Use of Propriety Marks

         Licensee hereby acknowledges the validity of the proprietary marks and acknowledges that the same are the sole property of Grantor. The Licensee shall use the proprietary marks only for so long as the right and license granted herein remain in force, and only in connection with the purpose of developing business opportunities to operate and/or sell energy recycling systems and in the manner and for the purposes specified in this Agreement. Licensee shall not, either during or after the term of this Agreement, do anything, or aid or assist any other party to do anything, which would infringe on, harm, impair, or contest the rights claimed by Grantor in and to any of the proprietary rights.

13.      Validity and Use of Indicia

         Licensee acknowledges the validity of the indicia and that the same are the exclusive property of Grantor. Licensee shall not, either during or after the term of this Agreement, utilize any of the indicia except in accordance with the terms of this Agreement.

14.      Confidential Nature of Grantor's System

         14.1. Licensee hereby acknowledges that Grantor is the sole owner of all patents and proprietary rights in and to the zero-emissions, energy recycling oxidation system, to the obtaining and performance of contracts for the utilization of said system, and to all material and information now or hereafter revealed to Licensee under this Agreement relating to the system.
         14.2. Licensee acknowledges that the system in its entirety constitutes trade secrets of Grantor, which are revealed to Licensee solely to enable Licensee to develop business opportunities to operate and/or sell energy recycling systems. Such trade secrets include, but are not limited to, product catalogues, price lists, training manuals, policy manuals, sales promotion aids, business forms, accounting procedures, marketing reports, informational bulletins, and inventory systems.

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         14.3.   Licensee agrees that both during and after the term of this
                 Agreement:

                 14.3.1. Licensee will not reveal any of such trade secrets to any other person, FIRM, or entity, and will take all reasonable steps to prevent any other person, firm or entity from discovering the trade secrets.
                 14.3.2. Licensee will not use the trade secrets in connection with any business or venture whatsoever, except for the purpose of developing business opportunities to operate and/or sell energy recycling systems pursuant to the terms of this and other related contracts.

15.      Goodwill

         Grantor acknowledges that all goodwill which may arise from Licensee's use of the patents, proprietary marks, the indicia, the trade secrets, or the license or Grantor's system of operation is and shall at all times hereinafter be the sole and exclusive property of Licensee and shall inure to the sole benefit of Licensee.

                             OBLIGATIONS OF GRANTOR

16.      Initial Obligation

         Grantor agrees to sell to Licensee a license and related rights for the operation and/or sale of energy recycling systems known as ZEROS.

17.      Training Program

         Grantor acknowledges the competence of Licensee to independently develop instruction programs for all aspects of owning and operating the systems for such of its management and supervisory personnel as Licensee may reasonably designate and to develop all future training programs as may be necessary.

18.      Improvements in System

         Grantor conveys to Licensee a complete system and relies on Licensee to independently develop all improvements and additions to the system to the same extent and in the same manner as they would have been implemented by Grantor if it were operating the system.

19.      Management and Operation Assistance

         Grantor acknowledges the competence of Licensee regarding management and operation of the system and conveys to Licensee all current information regarding the management and operation of the system, and further makes available to Licensee the benefits of Grantor's current information, experience, advice, and knowledge.

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20.      Advertising

         Licensee may from time to time purchase and place advertising promoting the system and the services provided and furnished by it. All decisions regarding whether to utilize national, regional, or local advertising, or some combination thereof, and regarding selection of the particular media, as well as advertising content, shall be within the sole discretion of Licensee.

21.      Sale of Units by Licensee

         21.1. Licensee shall have the right to sell individual units to third parties during the term of this Agreement and subject to the terms hereinafter set forth.
         21.2. The prices, delivery terms, terms of payment, and other terms relating to the sale of such units by Licensee to third parties shall be determined at Grantor's sole discretion.

22.      Payment of Royalties

         Licensee agrees to pay as a royalty for the benefit of Grantor five percent of the gross income generated by the use of its own units during the stated term.

23.      Definition of Gross Income

         For the purposes of Paragraph 22, above, "gross income" is defined as all income generated from tipping fees at the input station and from the sale of all products produced by each unit before deducting operating expenses and taxes.

24.      Reports and Records

         24.1. Licensee shall submit to Licensee each month a true and correct accounting providing a statement of total gross income generated from each unit on forms provided by Grantor, containing all information called for by such forms is and certified to by Licensee.
         24.2. Within sixty days after the close of Licensee's fiscal year, Licensee shall furnish a statement, on forms provided by Grantor, showing the total gross income for said preceding fiscal year, as finally adjusted and reconciled after the closing and review of Licensee's books and records for such fiscal year. If such statement discloses that less gross income was generated than what the system recorded and was paid for such fiscal year, Licensee shall pay to Grantor at the time of submitting such statement, the amount of any such underpayment. Any overpayment shall be credited by Grantor to Licensee's account.
         24.3. Licensee shall maintain its books and records in such manner as to clearly and accurately reflect the total gross income generated by the various units. All books and records shall be preserved for a period of not less than five years after the close of the Licensee's fiscal year to which they relate.

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25.      Grantor's Right to Inspect Instruments, Books and Records

         All instruments, books and records maintained by Licensee relating to operation of the various units shall be open at all reasonable times to inspection and verification by Grantor, or any of its representatives. Grantor shall be entitled at any time to have the Licensee's instruments, books and records examined or audited at Grantor's expense, and the Licensee shall cooperate fully with the party or parties making such examination or audit on behalf of Grantor.

                           LICENSEE'S AGREEMENTS WITH
                         RESPECT TO OPERATION OF UNITS

26.      General

         The units are operated most efficiently and economically if they are run twenty-four hours a day. In that connection, as much as is possible, allowing reasonable "down-time" for turnarounds, other regular maintenance and repairs, Licensee must require all units Licensee sells to be kept operating around the clock throughout the year during the term of this Agreement, and will at all times assure that all units are operated diligently so as to maximize the revenues and profits therefrom.

27.      Marketing

         Notwithstanding that it is understood that some contracts for utilization of the units will be provided by Grantor to Licensee, Licensee shall at all times actively promote the use and sale of the units and will use his best efforts to cultivate, develop, and expand the market therefore whenever possible.

28.      Maintenance and Inventory

         Licensee agrees that Licensee at a times during the term of this Agreement maintain an inventory of units, subject to reasonable business standards and judgment, adequate to fulfill the public demand and to promptly satisfy prospective customers seeking to purchase its units to recycle energy and dispose of toxic wastes.

29.      Managerial Responsibility

         Licensee agrees that at all times during the term of this Agreement, Licensee will assure that each operator of a unit:

         29.1. Shall devote its/his full time and effort to the active management and operation of their respective unit(s).
         29.2. Shall reserve and exercise ultimate authority and responsibility with respect to the management and operation of their respective unit(s).

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30.      Design and Appearance

         Licensee acknowledges that the design and appearance of both the exterior and interior of any building housing a unit is part of the system's indicia, subject to modification from time to time by Grantor, and that it is essential to the integrity of the system that as great a degree of uniformity as possible be maintained among the various units. Therefor, Licensee agrees that:

         30.1. Licensee will not make any change, or allow any third party to make any change, addition, or alteration of any kind to the structural elements of the building housing a unit without the prior written consent of Grantor.
         30.2. Licensee will at Licensee's sole expense, or require any third party to at his/its sole expense, maintain the interior and exterior painting of the buildings at the sites where the unit(s) may be located.
         30.3. Licensee will follow, or require any third party to follow, Grantor's reasonable instructions with respect to floor layout and character of equipment layout and interior furnishing.

31.      Site Maintenance

         Licensee will maintain, or require any third party to maintain, its respective premises in a clean, wholesome, attractive, and safe condition, and will cause them to be kept in good maintenance and repair.

32.      Standards of Operation

         Licensee will at all times give, or require any third party to at all times give, prompt, courteous, and efficient service to the public, will perform, or cause to be performed, work competently and in a workmanlike manner, and in all business dealings with members of the public, and Licensee will be governed, or will require any third parties to be governed, by the highest standards of honesty, integrity, fair dealing, and ethical conduct. Licensee will do nothing, nor allow any party to do nothing, which would tend to discredit, dishonor, reflect adversely upon, or in any manner injure the reputation of Grantor or Licensee.

33.      Advertising Materials

         Licensee will not use, nor allow any third party to use, display, publish, broadcast, or in any manner disseminate any advertising or promotional material unless the same has first been approved by Grantor.

34.      Insurance

         34.1. Licensee and/or any of his customers, shall be responsible for all loss or damage arising out of or relating to the operation of the units or arising out of the acts or omissions

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                 or failure to act of the Licensee, or any of his customers, agents, servants, or contractors in connection with the rendering of service by Licensee and/or any of its customers, and for all claims for damage to property or for injury or death of any person or persons directly or indirectly resulting therefrom.
         34.2. Licensee agrees to indemnify, or cause any third party to indemnify, and hold Grantor harmless from and against any and all such claims, loss, and damage, described in subparagraph 34.1, above, including costs and reasonable attorney's fees.
         34.3. Licensee shall obtain, or cause any third party to obtain, and at all times during the term of this Agreement maintain in force and pay the premiums for public liability insurance with complete operations coverage. Limits of liability for bodily injury shall be not less than $1,000,000.00 for each injury, $5,000,000.00 for all injuries in each accident, and of not less than $1,000,000.00 for property damage in each occurrence. Such limits of liability shall be increased and modified, or additional types of coverage shall be obtained by Licensee or any of his customers at their sole cost and expense at the direction of Grantor when reasonably required by changed circumstances.
         34.4. The policies of insurance referred to in subparagraph 34.3, above, shall expressly insure both the Licensee, any of its customers, and Grantor, and shall require the insurer to defend both the Licensee and his customers and Grantor, in any action based on personal injury or property damage suffered as a result of or arising out of the occupancy or operation of a unit. The Licensee shall furnish to Grantor a certified copy or certificate with respect to each such policy, evidencing coverage as set forth above. Such policies shall not be canceled, amended, or modified except on ten day's prior written notice to Grantor.

35.      Financial Information

         In addition to any other reports required of Licensee by this Agreement, the Licensee shall submit to Grantor within ninety days after the end of each fiscal year of Licensee copies of complete income tax returns or complete audited financial statements in a form prescribed by Grantor, including balance sheet, profit and loss statement, and statement of source and disposition of funds.

36.      Compliance With Laws

         Licensee shall comply with all federal, state, county, municipal or other statutes, laws, ordinances, regulations, rules, or orders of any governmental or quasi-governmental entity, body, agency, commission, board, or official applicable to the operation of any unit.

37.      Compliance With Policies, Regulations, and Procedures

         Licensee shall be required to develop and promulgate for itself and all other Licensees, lawful and reasonable policies, regulations, and procedures, in connection with the operation of any unit, including but not limited to, standards, techniques, and procedures in the installation of equipment or the rendering of services; selection, supervision, and training of personnel; sales, advertising techniques, programs, and procedures, maintenance programs and appearance of any and all sites and


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premises; and policies and procedures relating to payment, credit, accounting, and financial reporting policies and procedures.

38.      Right to Inspect Operating Site

         Grantor, through its authorized representatives, shall have the right at all reasonable times, to visit any permanent or temporary site where a unit is being operating for the purpose of inspecting the equipment on hand, inspecting the nature and quality of services rendered, examining and auditing Licensee's instruments, books and records, and observing the manner and method of operating the site.

                                TRANSFERABILITY

39.      General

         Except as set forth in Paragraphs 40 through 4 1, below, and subject to all the terms and provisions thereof below, Licensee shall not make or permit any assignment of this Agreement or of any rights or interests herein.

40.      Transfer to Controlled Corporation

         Licensee may at any time assign and transfer this Agreement to a corporation organized and operated for the sole purpose of conducting the business for which the Licensee is authorized and licensed hereunder, subject to the following conditions:

         40.1. Such assignment and transfer shall be evidenced by a written instrument, satisfactory in form and substance to Grantor, in which said corporation expressly assumes all obligations of Licensee hereunder.
         40.2. Licensee shall execute and deliver to Grantor a guaranty of the payment of such corporation's debts to Grantor, if any.
         40.3. Licensee shall remain bound and liable to Grantor, with respect to all nonmonetary obligations of Licensee under this agreement whether then accrued or thereafter arising.

41.      Consent by Grantor to Transfer

         41.1. Licensee shall not make any sale, assignment, or other transfer of this Agreement, or any rights or interest herein without first obtaining the consent of Grantor.
         41.2. Licensee shall notify Grantor in writing of the proposed sale, assignment, or transfer, setting forth in detail the nature of the item or interest to be sold, assigned, transferred, the name and address of the proposed purchaser, assignee, or transferee, and the consideration, if any, therefor.
         41.3. Subject to prior compliance with the provisions of Paragraph 40, above, Grantor shall consent to the proposed transaction provided the following conditions are fulfilled:

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         41.3.1. It is demonstrated to the reasonable satisfaction of Grantor that the proposed purchaser, assignee, or transferee possesses the business experience and capability, credit standing, and financial resources necessary to successfully operate the business in accordance with this Agreement.
         41.3.2. The proposed purchaser, assignee, transferee, or person to assume all the duties and responsibilities outlined in this Agreement, is approved by Grantor, and successfully completes the training course offered by Grantor.
         41.3.3. Any sale, assignment, or transfer of this Agreement shall be evidenced by a written instrument, in form and substance reasonably satisfactory to Grantor, in which the purchaser, assignee, or transferee expressly assumes all obligations of Licensee hereunder, whether accrued at the time of such assignment, sale or transfer, or arising thereafter, and agrees to be bound by all the terms and provisions of this Agreement to the same extent and in the same manner as the Licensee.

42.      Sale of Business-Right of First Refusal

         42.1. In the event Licensee proposes to sell to any party other than a controlled corporation the business operated pursuant to this Agreement, Licensee must first submit to Grantor a copy of any written offer made or received, or if none, a statement in writing of all the terms of the proposed sale and identity of the proposed purchaser.
         42.2. Grantor shall have the irrevocable first right and option to purchase the business on the same terms as stated in such written offer or statement. Grantor may exercise such right and option by notifying the Licensee in writing of its election to exercise within fourteen days after Grantor receives the written offer or statement.
         42.3. If Grantor does not so notify Licensee within the fourteen-day period, the sale to the third party may be consummated, but only on the same terms and conditions as set forth in the written offer or statement to Grantor, and only on the Licensee's obtaining Grantor's consent.

43.      Arbitration

         In the event of any dispute from Grantor's failure or refusal to grant consent to any sale, assignment, or transfer pursuant to provisions above, such dispute shall be submitted to arbitration in accordance with the terms and conditions below.

                            DEFAULT AND TERMINATION

44.      Termination by Licensee

         Licensee may terminate this Agreement at any time and without cause by giving to Grantor written notice of such termination not less than thirty days prior to the date of termination.

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45.      Termination by Grantor

         On the happening of any of the following events, Grantor may notify the Licensee in writing of Licensee's default under this Agreement, stating Licensee's obligation to cure the default, and itemizing the specific steps to be taken by Licensee. On failure by Licensee to cure such default within thirty days after receipt of such notice, Grantor may terminate this Agreement by written notice of termination to be effective fifteen days after receipt thereof.

         45.1. Failure by Licensee to make any payments of money payable and due to Grantor pursuant to this Agreement.
         45.2. Failure by Licensee to submit to Grantor when due any reports required pursuant to this Agreement.
         45.3.   Failure by Licensee to maintain and operate its operating
                 site(s) in accordance with good business practices.
         45.4.   Failure by Licensee to perform any obligations imposed on
                 Licensee by any provision of this Agreement.
         45.5. Willful and material falsification by Licensee of any report, statement, or other written data furnished to Licensee.
         45.6. Willful and repeated deception of customers of Licensee relative to the nature or quality of services rendered.

46.      Arbitration

         46.1. In the event Grantor gives Licensee any notice of default or termination and Licensee disputes the right of Grantor to terminate the Agreement or in the event of any dispute, Licensee may make a written demand on Grantor, at any time prior to or within ten days after Licensee's receipt of notice of termination or the failure or refusal of Grantor to grant consent as described in Paragraph 41, above. Such dispute shall be submitted to arbitration in accordance with the rules and procedures for commercial arbitration of the American Arbitration Association or any successor organization, and in accordance with and subject to all the provisions of the Uniform Arbitration Act as in force in the State of Texas. The place of arbitration shall be Houston, Texas.
         46.2. The procedure for selection of the arbitrator shall be as may be prescribed by said Association or its successor, provided, however, that if said Association or a successor is not in existence or does not provide such a procedures, then Grantor and Licensee shall each select one arbitrator and said arbitrators shall select a third.
         46.3. The arbitrator or arbitrators shall have full power to determine all issues of fact and of law necessary to determine whether Grantor has the right to terminate the Agreement pursuant to the notice or notices given, or what, if any, remedy Licensee may be entitled to due to the failure of refusal of Grantor as described in Paragraph 41, above, and the determination of the arbitrators thereon shall be final and conclusive, and binding on the parties hereto, subject only to the provisions of the Uniform Arbitration Act. Any such determination of an issue of fact or law made by the arbitrators, however, shall be binding

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                 on the parties hereto only with respect to and in connection with the particular arbitration proceeding and the specific final decision or award of the arbitrators made therein, and shall not be binding on the parties hereto for any other purpose.
         46.4. The cost of arbitration shall be taxed and borne as provided in the Uniform Arbitration Act.
         46.5. The serving of proper and timely demand for arbitration shall suspend the running of any period for curing a default or shall suspend the effectiveness of any termination of this Agreement, as the case may be, until the decision or award of the arbitrators is made.

47.      Automatic Termination

         The Agreement shall terminate immediately on the occurrence of any of the following events, without the necessity of notice of any kind by either party.

         47.1. The termination of Licensee's right to possession of the premises designated in Paragraph 2, above, subject, however, to the provisions of Paragraph 48, below.
         47.2. The adjudication of Licensee as a Debtor as that term is defined in the federal Bankruptcy Code, 11 U.S.C., or the filing of any petition by or against Licensee, under the federal Bankruptcy Code or the laws of any state or territory relating to relief of debtors, for reorganization, arrangement, or other similar relief provided therein, unless such petition filed against Licensee is dismissed within sixty days.
         47.3. The making by Licensee of a general assignment for the benefit of creditors.
         47.4. The appointment of any receiver, trustee, sequestrator, or similar officer to take charge of Licensee's business, or any attachment, execution, levy, seizure, or appropriation by any legal process of Licensee's interest in this Agreement, unless the appointment of such officer is vacated or discharged or the effect of such legal process is otherwise released within sixty days.

48.      Relocation of Licensee's Offices

         If Licensee's right to possession of the premises designated in Paragraph 2, above, is terminated, prior to expiration of the terms of this Agreement, and is without fault or affirmative action on the part of Licensee, then, within ninety days after Licensee notifies Grantor that such termination has occurred or will occur, Grantor shall propose to Licensee a new location from which Licensee may maintain its offices for the remainder of the term of this Agreement.

49.      Obligations On and After Termination

         On termination of this Agreement, whether by lapse of time, by termination, by mutual consent of the parties, by operation of law, or in any other manner, Licensee shall cease to be an official holder of the license to any products or services of Grantor, and Licensee and all persons directly or indirectly owning any interest in Licensee or in any way associated with or related to Licensee shall:

         49.1. Promptly cause Licensee to pay sums owing from Licensee to Grantor.
         49.2. Immediately and permanently discontinue the use of any and all of the patents, proprietary marks, the trade secrets, the indicia, and the license of the units.
         49.3. Immediately and permanently remove, destroy, or obliterate, at Licensee's expense, all signs containing any of Grantor's proprietary marks or indicia.
         49.4. Promptly destroy or surrender to Grantor all stationery, letterheads, forms, printed matter, promotional displays, and advertising containing any of the patents, proprietary marks or indicia of Grantor.
         49.5. Immediately and permanently discontinue all advertising placed by Licensee as an authorized license holder.
         49.6. Sell to Grantor all or such part of any Grantor's unit(s) on hand as of the date of termination as Grantor may request in writing.
         49.7. Thereafter refrain from doing anything tending to indicate that Licensee is or was a license holder, or is or was in any way associated with Grantor.

50.      General Provisions Regarding Termination

         50.1. Termination of this Agreement under any circumstances shall not abrogate, impair, release, or extinguish any debt, obligation, or liability of Licensee to Grantor which may have accrued hereunder.

         50.2. All covenants and agreements of Licensee which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination, including but not limited to, Licensee's obligation to maintain the secrecy and confidentiality of the patents and trade secrets.

                            MISCELLANEOUS PROVISIONS

51.      Licensee Not Agent

         The Agreement does not in any way create the relationship of principal and agent between Grantor and Licensee, and in no circumstances shall the Licensee be considered an agent of Grantor nor shall Grantor consider Licensee an agent.

52.      Non-Waiver

         No failure by Grantor to take action on account of any default by Licensee, whether in a single instance or repeatedly, shall constitute a waiver of any such default or of the performance required of Licensee.

53.      Invalidity

         If any provision of this Agreement shall be invalid or unenforceable, such provision shall be deemed modified in scope or application to the extent necessary to render the same valid or shall be excised from this Agreement as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application or as if such provision had not been included herein.

54.      Notices

         Any notice or demand given or made pursuant to the terms of the Agreement shall be deemed to be properly given when deposited in the United States mail, registered or certified, postage prepaid, addressed in the following manner:

         54.1. If given to Grantor, it shall be addressed to Grantor's address stated above, or at such changed address as Grantor may from time to time designate.
         54.2. If given to Licensee, it shall be addressed to Licensee's address stated above, or at such changed address as Licensee may from time to time designate.

55.      Entire Agreement

         This written Agreement contains the entire agreement between the parties. There are merged herein all prior and collateral representations, promises, and conditions in connection with the subject matter hereof any representation, promise, or condition not incorporated herein shall not be binding on either party. Any matter not specifically granted by this Agreement, is not available to Licensee without specific written consent and authorization from Grantor.

56.      Cost of Enforcement or Defense

         In the event Grantor is required to employ legal counsel or to incur other expense to enforce any obligation of Licensee under this Agreement, or to defend against any claim, demand, action, or proceeding by reason of Licensee's failure to perform any obligation imposed on Licensee by this Agreement, and provided that legal action is filed by or against Grantor and such action or its settlement establishes Licensee's default under this Agreement, Grantor shall be entitled to recover from Licensee the amount of all reasonable attorneys' fees of such counsel and all other expenses incurred in enforcing such obligation or in defending against such claim, demand, action, or proceeding.

57.      Controlling Law

         This Agreement, including all matters relating to its validity, construction, performance, and enforcement, shall be governed by laws of the State of Texas.

Executed at Houston, Texas, on the day and year first written

                                            M, Ltd.

                                            /s/ PETER RIGA
                                            ------------------------------------
                                            By: Peter Riga, Attorney for M, Ltd.


                                            ZEROS USA, INC.
                                            /s/ JESSE BLANCO, JR.
                                            ------------------------------------
                                            By: Jesse Blanco, Jr., Secretary

 CURRENT ADDRESSES

M, Ltd.
43 Elizabeth
Nassau, Bahamas

ZEROS USA, Inc.
507 North Belt East, Suite 550
Houston, Texas 77006